Exhibit 99.10.(a)

STEPHEN E. ROTH

DIRECT LINE: 202.383.0158

E-mail: steve.roth@sutherland.com

July 20, 2012

Board of Directors

Protective Life and Annuity Insurance Company

2801 Highway 201 South

Birmingham, Alabama 35223

Directors:

We hereby consent to the reference to our name under the caption “Legal Matters” in the statement of additional information filed as part of post-effective amendment number 1 to the registration statement on Form N-4 (File No. 333-179963) filed by Protective Life and Annuity Insurance Company and Variable Annuity Account A of Protective Life with the Securities and Exchange Commission.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

SUTHERLAND ASBILL & BRENNAN LLP

By:	/s/ Stephen E. Roth
Stephen E. Roth